Exhibit 10.1

Cherry Hill Mortgage Investment Corporation

2026 Executive Compensation Plan

The compensation plan outlined herein has been designed to generally accomplish the following four key principal goals:

■	Attract and retain highly-qualified executives;

■	Motivate these executives to achieve corporate and individual performance objectives and increase stockholder value on an annual and long-term basis;

■	Achieve an appropriate balance between risk and reward that does not incentivize excessive risk taking; and

■	Promote teamwork and cooperation throughout the company and within the management group.

Separately, the compensation program developed herein has been set after a thorough market review of other mortgage REITs’ executive compensation programs, focused on establishing reasonable compensation levels for each executive on an all-in basis (i.e., the sum of salary, target cash bonus, and target equity) while being mindful to broader company financial sensitivities.

Base Salary

Base salary levels (along with incentive compensation) have been benchmarked against a peer group of public real estate investment trusts with similarity to CHMI in terms of asset focus (other residential mortgage REITs) and size.  Salary levels in the table below rank in line with the 25th percentile of the compensation peer set.  Note that as part of the transition to an internally managed entity, executives only received salaries in 2025 and did not participate in standardized short- or long-term incentive programs.

Executive	Position		Base Salary
		2025	2026	% Change
Jeffrey B. Lown	President and CEO	$1,235,000	$900,000	-27.1%
Julian B. Evans	CIO	$550,000	$550,000	0.0%
Apeksha Patel	CFO	$300,000	$400,000	33.3%

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Short-Term Incentive Program (Cash Bonus)

Purpose

The purpose of CHMI’s short-term incentive program (“STIP”) is to encourage outstanding company and individual performance by motivating the named executive officers to achieve short-term company and individual goals and rewarding performance measured against key annual objectives.  The resulting STIP will be paid 100% in cash.

Performance Period

The STIP is intended to cover annual performance periods (consistent with CHMI’s fiscal year) on a continuing basis.  Note: given the annual structure, the STIP may be modified year-to-year (though not necessarily overhauled, unless circumstances require).

Eligibility

All employees of the company will be eligible to participate (the “Participants”) in the STIP.  Depending on the organizational hierarchy, each level will have varying degrees of the STIP allocated across corporate and individual goals, pending the individual’s ability to influence the resulting performance.  company/financial objectives will be based on certain quantifiable/objective criteria, whereas Individual Performance will be predicated on subjective goals.

Participant	Company/Financial Metrics	Individual Performance

Jeffrey B. Lown	70%	30%
Julian B. Evans	70%	30%
Apeksha Patel	70%	30%

Opportunity

Awards under the STIP are expressed as a dollar amount that is a percentage of each Participant’s base salary. Awards have a range of earning opportunity across three distinct levels, specifically a defined threshold, target, and maximum though linear interpolation shall apply to the extent performance falls between two levels, and consequently, the payouts shall be calculated in a similar manner.  The earned award is generally based on the achievement of the defined criteria (see Performance Criteria) per annum.

Executive	As a Percentage of Base Salary
	Threshold	Target	Maximum
Jeffrey B. Lown	20.0%	40.0%	60.0%
Julian B. Evans	25.0%	50.0%	75.0%
Apeksha Patel	25.0%	50.0%	75.0%

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Executive	Dollar Value of Opportunity
	Threshold	Target	Maximum
Jeffrey B. Lown	$180,000	$360,000	$540,000
Julian B. Evans	$137,500	$275,000	$412,500
Apeksha Patel	$100,000	$200,000	$300,000

Performance Criteria: STIP

The performance goals and respective weightings of the 2026 STIP are as follows:

Metric	Weighting	Threshold	Target	Maximum
EAD ROAE	35%	5%	9%	13%
Relative Price/Net Tangible Book Value	35%	25th percentile	50th percentile	75th percentile
Individual Performance/Strategic (Subjective)	30%	Subjectively Assessed
Please refer to the Appendix for definitions of each metric.

Each of the above goals are determined independently of the others.  Note: to the extent performance falls between two levels, linear interpolation will apply.  In the event that CHMI’s actual performance does not meet the Threshold requirement as noted above, no award will be earned for such performance requirement.  If CHMI’s actual performance for the Performance Period is above the Maximum for a performance requirement, the resulting outcome is capped at the Maximum level.

To the extent desired, the Compensation Committee has the ability to modify the performance metrics/weightings of future STIPs.

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Long-Term Incentive Program

Purpose

The purpose of CHMI’s long-term incentive program (LTIP”) is to attract and retain talented executives and to link compensation to shareholder results over a multi-year period.

Eligibility

A limited group of individuals shall be eligible to participate (the “LTIP Participants”) in the LTIP.  At program commencement, the eligible participants include CHMI’s executive team and select additional employees.  Additional new hires and/or promoted employees, resulting in organizational rankings consistent with those in the existing pool, may become eligible to participate in the future.

Effective Date, Opportunity, and Award Determination

2026 will be the first year in which LTIP grants are made under the new program.  The program is intended to cover consecutive, rolling three-year tranches (36 months each) for an indefinite period.  The first fiscal year tranche under the LTIP covers the period from January 1, 2026 through December 31, 2028.  The second such tranche under the LTIP will cover the period from January 1, 2027 through December 31, 2029, and so on.  Each tranche is referred to as a separate “Performance Period”.

Awards under the LTIP are expressed as a dollar amount that is then converted to equity based on a split across time-based vesting and performance-based vesting, further calculated into units based on the grant date fair market value (the latter of which shall use a Monte-Carlo valuation obtained by a third-party valuation firm).  Presented below is the dollar value of LTI award opportunities in total for the 2026 grants.  Thereafter, we have illustrated the portion that vests based only on time and the portion tied to future multi-year performance.

Immediately below is the total dollar value of LTI award opportunities.  We have shown threshold, target, and maximum payouts pending performance outcomes (on the performance-based portion of the award, as the time-based portion does not fluctuate based on performance goals).

Executive	Dollar Value of LTI Award Opportunities
	Threshold	Target	Maximum
Jeffrey B. Lown	$675,000	$900,000	$1,350,000
Julian B. Evans	$412,500	$550,000	$825,000
Apeksha Patel	$300,000	$400,000	$600,000

The total opportunity is then subdivided into a time-based portion (50%), which is based on target, is fixed in nature, and then converted into a number of shares/units (the ultimate award value fluctuates with future stock price performance, but no additional/fewer shares/units are thereafter awarded).

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Executive	Dollar Value of Time-Based Component
Target
Jeffrey B. Lown	$450,000
Julian B. Evans	$275,000
Apeksha Patel	$200,000

Finally, the remaining award is carried over to the table below, with a spectrum of earnings opportunity that may become earned based on future performance upon conclusion of the three-year performance period.

Executive	Dollar Value of Perf-Based Component
	Threshold 0.5x	Target 1.0x	Maximum 2.0x
Jeffrey B. Lown	$225,000	$450,000	$900,000
Julian B. Evans	$137,500	$275,000	$550,000
Apeksha Patel	$100,000	$200,000	$400,000

Time and Performance Criteria and Vesting

The following outlines the vesting conditions associated with the equity grants under the LTIP:

•
A portion of the equity awards are earned contingent on three-year performance goals per the matrix below (two separate total shareholder return (“TSR”)-based metrics, weighted equally).  Earned awards vest upon the conclusion of the performance period and certification by the Compensation Committee.

•	A portion of the awards vest solely based on time over a three-year period, one-third annually, commencing on the first anniversary of the date of grant.

The table below illustrates the breakout of the performance requirements with respect to the allocation that is performance-based.  Relative TSR vs. the performance peer group comprises 50% of the measurement, and absolute TSR performance comprises the remaining 50%.

Metric (3-Year CAGR)	Weighting	Threshold	Target	Maximum
Relative TSR vs. Performance Peers	50%	25th Percentile	50th Percentile	75th Percentile
Absolute TSR	50%	13.0%	16.0%	19.0%
Please refer to the Appendix for definitions of each metric.

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Note: to the extent performance falls between two levels, linear interpolation will apply.  In the event that CHMI’s actual performance does not meet the Threshold requirement as noted above, no awards will be earned for such performance requirement.  If CHMI’s actual performance for the Performance Period is above the Maximum for a performance requirement, the number of Earned Awards will be the Maximum number for the Participant’s opportunity.

Dividends/Distributions

Participants will not be entitled to the receipt of dividends/distributions with respect to performance-contingent restricted shares/units granted unless and until they are earned (i.e., become Earned Awards). If performance is achieved, and therefore awards are earned, each Participant will also be entitled to the dividends/distributions that would have been paid had the number of Earned Awards been issued at the beginning of the performance period, with such dividends/distributions being paid.  Thereafter, dividends/distributions will be paid currently with respect to all Earned Awards, whether vested or unvested.

Dividends/distributions with respect to time-based shares will be paid currently on vested/unvested awards.

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2026 Proposed Compensation Summary

Base Salary

Executive	Salary
Jeffrey B. Lown	$900,000
Julian B. Evans	$550,000
Apeksha Patel	$400,000

Annual Incentive/Cash Bonus

Executive	Threshold	Target	Maximum
Jeffrey B. Lown	$180,000	$360,000	$540,000
Julian B. Evans	$137,500	$275,000	$412,500
Apeksha Patel	$100,000	$200,000	$300,000

Long-Term Incentive (Equity)

Executive	Threshold	Target	Maximum
Jeffrey B. Lown	$675,000	$900,000	$1,350,000
Julian B. Evans	$412,500	$550,000	$825,000
Apeksha Patel	$280,000	$400,000	$640,000

Total Remuneration

Executive	Threshold	Target	Maximum
Jeffrey B. Lown	$1,755,000	$2,160,000	$2,790,000
Julian B. Evans	$1,100,000	$1,375,000	$1,787,500
Apeksha Patel	$800,000	$1,000,000	$1,300,000

Compensation Mix (at Target)

Executive	% Base Salary	% Cash Bonus	% Equity
Jeffrey B. Lown	41.7%	16.7%	41.7%
Julian B. Evans	40.0%	20.0%	40.0%
Apeksha Patel	40.0%	20.0%	40.0%

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Appendix
Performance Metric Definitions

Metric	Definition

Short-Term Incentive Program

EAD ROE
EAD ROAE is computed as (i) the Company’s EAD to common shareholders, a non-GAAP measure, for the Performance Period divided by (ii) the Company’s Average Book Value per common share. Average Book Value represents the average of Book Value per common share across the four quarterly periods during the Performance Period.

Relative P/Tangible BV
Share price is determined by calculating each participating company’s average share price as reported during the Performance Period (i.e., using share performance during the period of October 1, 2025 through September 30, 2026, and so on). Book value is determined by calculating each participating company’s average quarterly GAAP net tangible book value per share (as publicly reported by each such company) during the Performance Period.  This is then compared to each of the peer companies on a relative percentile basis.

Long-Term Incentive Program

Absolute Total Shareholder Return (TSR)
“TSR” means for the common stock of the applicable company (both CHMI and then in calculating for the peers under the relative TSR metric), the total shareholder return (share price appreciation/depreciation during the applicable Performance Period plus the value attributable to reinvested dividends paid on the shares during the applicable Performance Period). The TSR shall be expressed as a percentage and calculated on a compounded, annualized basis. The calculation of TSR will be based on the average closing price of the shares for the twenty trading days immediately preceding the first day of the performance period and the average closing price of the shares for the twenty trading days immediately preceding the last day of the applicable performance period. The TSR will be calculated assuming that cash dividends (including extraordinary cash dividends) paid on the shares are reinvested in additional shares on the ex-dividend date and that any securities distributed to shareholders in a spinoff transaction are sold and the proceeds reinvested in additional shares on the ex-dividend date.

Relative TSR vs. Performance Peers
TSR of each of the performance peers over the performance period shall be calculated using the methodologies analogous in all material respects to those used for the calculation of CHMI's TSR as described above to provide a fair comparison of TSRs, and as is the case with CHMI, the Compensation Committee shall make equitable adjustments to the TSR of such performance peers to take into account any extraordinary, unusual or non-recurring corporate events affecting such performance peers, such as spin-offs, stock splits, reverse splits, special dividends, recapitalizations, reclassifications and similar events.  The Compensation Committee has discretion in how the required adjustments are determined as long as they are done equitably.

CHMI's TSR shall be compared to the TSR of each of the performance peers on a relative percentile ranking basis using the Continuous Percentile Ranking Method (i.e., the subject company is excluded from the calculation of percentile rank for the peers).

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Compensation Peer Group

Company
BrightSpire Capital, Inc.
Chimera Investment Corporation
Dynex Capital, Inc.
Granite Point Mortgage Trust Inc.
Manhattan Bridge Capital, Inc.
MFA Financial, Inc.
Adamas Trust (formerly NY Mortgage)
Ready Capital Corporation
Sachem Capital Corp.
Two Harbors Investment Corp.

Nareit Residential Mortgage REIT Constituents

Company
Adamas Trust, Inc.
AGNC Investment Corp.
Angel Oak Mortgage REIT, Inc.
Annaly Capital Management, Inc.
ARMOUR Residential REIT, Inc.
Cherry Hill Mortgage Investment Corporation
Chimera Investment Corporation
Dynex Capital, Inc.
Ellington Financial Inc.
Invesco Mortgage Capital Inc.
Lument Finance Trust, Inc.
Manhattan Bridge Capital, Inc.
MFA Financial, Inc.
Orchid Island Capital, Inc.
PennyMac Mortgage Investment Trust
Redwood Trust, Inc.
Rithm Capital Corp.
Rithm Property Trust Inc.
TPG Mortgage Investment Trust, Inc.
Two Harbors Investment Corp.

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